Exhibit 4.13 (b)
DESCRIPTION OF THE 7.75% SERIES A CUMULATIVE REDEEMABLE SERIES A PREFERRED STOCK
The following is a summary of the material terms of the Series A Preferred Stock (defined below) of Sachem Capital Corp. (“we,” “us,” or “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary is not complete and is qualified in its entirety by reference to our certificate of incorporation and our amended and restated bylaws, in each case as amended. These documents have previously been filed with the U.S. Securities and Exchange Commission and are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this summary is a part.
General
Pursuant to our certificate of incorporation, as amended, we are currently authorized to classify, designate and issue up to 5,000,000 preferred shares, par value $0.001 per share, in one or more classes or series and, subject to the limitations prescribed by our certificate of incorporation, as amended, and New York law, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. As of the date of this Annual Report on Form 10-K, 3,332,000 preferred shares have been designated as 7.75% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”). Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common shares, classify additional classes or series of authorized and unissued preferred shares ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Our board of directors may, with the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time (voting together as a single class with other classes or series of our preferred shares we may issue ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable), classify and designate equity securities ranking senior to the Series A Preferred Stock.
Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “— Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:
1) Senior to all classes or series of our common shares and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
2) On a parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
3) Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and
4) Effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common shares or preferred shares), and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends
Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and include, the date of original issuance or, if later, the latest dividend payment date (as defined below) to which dividends have been paid in full (or declared and the record date for determining shareholders entitled to payment thereof has passed) and shall be payable quarterly in arrears on the 30th day of March, June, September and December of each year (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of amendment creating the Series A Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable, when, as and if authorized by our board of directors and declared by us, to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”).
No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement to which we are a party or by which we are bound, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — Our ability to pay dividends is limited by the requirements of New York law” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common shares and preferred shares, including the Series A Preferred, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, any debt service requirements, applicable law and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred shares or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid, (i) no dividends (other than in common shares or in any class or series of preferred shares that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared and paid upon our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation; (ii) no other distribution shall be declared and made upon our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation; and (iii) no our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except (x) by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, (y) for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock or (z) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any preferred shares that we may issue ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation).
When dividends are not paid in full upon the Series A Preferred Stock and the shares of any other class or series of preferred shares that we may issue ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of preferred shares ranking on a parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of preferred shares that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of preferred shares that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common shares or any other class or series of our stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the New York Business Corporation Law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock will not be added to our total liabilities.
Redemption
The Series A Preferred Stock is not redeemable by us prior to June 29, 2026, except as described below under “— Special Optional Redemption” and except that, as provided in our charter, we may purchase or redeem shares of the Series A Preferred Stock prior to that date in order to preserve our qualification as a REIT for federal income tax purposes.
Optional Redemption. On and after June 29, 2026, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “— Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
• The acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
• Following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq.
Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:
• The redemption date;
• The number of shares of Series A Preferred Stock to be redeemed;
• The redemption price;
• The place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;
• That dividends on the shares to be redeemed will cease to accumulate on the redemption date;
• Whether such redemption is being made pursuant to the provisions described above under “— Optional Redemption” or “— Special Optional Redemption;”
• If applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

• If such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot, provided that no shares will be redeemed in a manner that would result in the automatic transfer of any shares of our stock to a trust as described below under “— Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through but not including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of shares of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire will become authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “— Optional Redemption” or “— Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common shares per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:
• The quotient obtained by dividing (i) the sum of (A) the $25.00 liquidation preference per share of Series A Preferred Stock plus (B) the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the Conversion Rate); and
• 25.00, or the Share Cap, subject to certain adjustments as described below.
Anything in the certificate of amendment creating the Series A Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares to existing holders of our common shares), subdivisions or combinations (in each case, a Share Split) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common shares outstanding immediately after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 83,300,000 of our common shares (or equivalent Alternative Conversion Consideration, as applicable), or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and will also be increased on a pro rata basis with respect to any additional shares of Series A Preferred Stock designated and authorized for issuance pursuant to any subsequent certificate of amendment to our certificate of incorporation and subsequently issued.
In the case of a Change of Control pursuant to which our common shares is or will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the Conversion Consideration.

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of our outstanding common shares that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding common shares that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common shares upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, unless we have, prior to the expiration of such 15-day period, provided notice of our election to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
• The events constituting the Change of Control;
• Date of the Change of Control;
• The last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;
• The method and period for calculating the Common Stock Price;
• The Change of Control Conversion Date;
• That if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
• If applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;
• The name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;
• The procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of notice to be delivered by such holders as described below; and
• The last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on The Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:
• The relevant Change of Control Conversion Date;
• The number of shares of Series A Preferred Stock to be converted; and
• That the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of our common shares is other than solely cash (x) the average of the closing sale prices per common share (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common shares is then traded, or (y) the average of the last quoted bid prices for our common shares in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common shares is not then listed for trading on a U.S. securities exchange.
Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
• The number of withdrawn shares of Series A Preferred Stock;
• If certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and
• The number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “— Optional Redemption” or “— Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion

Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “— Optional Redemption” or “— Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third (3rd) business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any common shares or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common shares or other property. Notwithstanding any other provision of the certificate of amendment creating the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter, including the certificate of amendment creating the Series A Preferred Stock, unless we provide an exemption from such restrictions to such holder.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors — The change of control conversion rights described in this Prospectus Supplement may not adequately compensate you in the event we undergo a change of control. The change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights
Holders of the Series A Preferred Stock will not have any voting rights, except as set forth herein. Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of shares of Series A Preferred Stock (voting together as a single class with all other classes or series of preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the board of directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting together as a single class with all other classes or series of preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.
On each matter on which holders of shares of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred shares have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting together as a single class with other classes or series of our preferred shares we may issue ranking on a parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable (a) authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of the Series A Preferred Stock, taking into account that, upon an occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock and, provided further, that any increase in the number of authorized shares of preferred shares, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other class or series of preferred shares that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series A Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of amendment creating the Series A Preferred Stock, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the charter, of the Series A Preferred Stock. Holders of any series of preferred shares that we may issue ranking on a parity with the Series A Preferred Stock shall not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration or repeal of any provision of the charter unless such action affects the holders of the Series A Preferred Stock and such other series of preferred stock equally.
The Series A Preferred Stock has a private credit rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Series A Preferred Stock should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and maybe subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. See “Risk Factors — A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Series A Preferred Stock, if any, could cause the liquidity or market value of the Series A Preferred Stock to decline significantly.”
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of shares of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of shares of Series A Preferred Stock. We will use our best efforts to post to our website or mail (or otherwise provide) the information to the holders of shares of Series A Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer of Capital Stock
To qualify as a REIT under the Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the ownership and transfer of our outstanding shares of capital stock, including the Series A Preferred Stock. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of applicable constructive ownership provisions of the Code, more than 4.99% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our capital stock.
Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common shares or any other security.
Book-Entry Procedures
DTC will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended (including the certificate of amendment creating the Series A

Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Transfer Agent and Registrar
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is Computershare Trust Company, N. A. located at 150 Royall Street, Canton, Massachusetts.
Listing
The Series A Preferred Stock ise currently listed on the NYSE American under the symbol “SACHPRA.”